UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Commission File Number 1-5109

TODD SHIPYARDS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE 91-1506719

(State or other jurisdiction of (IRS Employer I.D. No.)

incorporation or organization)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089

(Street address of principal executive offices - Zip Code)

Registrant's telephone number: (206) 623-1635

Item 5. Other Events

SEATTLE, WASHINGTON...December 16, 2004... Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary Todd Pacific Shipyards Corporation ("Todd Pacific") has been notified that it has been awarded a five-year lease with the United States Navy ("Navy") for the use of the AFDM-10 Drydock, Resolute ("Resolute"). The Resolute, which is owned by the Navy, has been operated by the Navy at Naval Station Norfolk, Virginia. Earlier this year, the Navy identified the need for additional drydock capacity in the Puget Sound region, and issued a competitive solicitation for lease of the Resolute to all interested parties. Todd Pacific was the successful bidder. The Navy plans to move the Resolute from its current location in Virginia to the Puget Sound during the summer of 2005 where Todd Pacific will take possession and tow the Resolute to its Seattle shipyard.

The Resolute is 552 feet in length, 124 feet wide and has a lifting capacity of 18,000 tons. The Resolute has been under the custody and control of the Navy for many years and recent inspections of the Resolute indicate that it is in good condition. The Resolute will make the journey from the east coast aboard a heavy lift ship. Once in place at Todd Pacific, the Resolute will be used to dock Navy ships (frigates and destroyers), currently homeported at Navel Station Everett, which are under a five year maintenance contract to Todd Pacific. Additionally, the Resolute will be used by Todd Pacific to lift vessels owned by the United States Coast Guard, Washington State Ferries and a variety of commercial customers, including those in the tug, barge and fishing industries. Todd Pacific currently operates two drydocks at its facility, the Emerald Sea with a capacity of 40,000 tons and the Navy owned YFD-70 with a capacity of 17,500 tons.

(c) Exhibits

99 - Press Release dated December 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2004.

/s/ Michael G. Marsh

By: Michael G. Marsh

On Behalf of the Registrant as

Secretary and General Counsel